EMPLOYMENT AGREEMENT

AGREEMENT dated as of the 1st day of April 2005 by and between KAY O’NEILL (USA) LLC, an Illinois limited liability company with its principal office at 200 Howard Avenue, Suite 232, Des Plaines, Illinois 60018 (the “Company”), and STEWART BROWN, with an address at 360 W. Illinois Avenue, Chicago, Illinois 60610 (the “Employee”).

W I T N E S S E T H :

WHEREAS, WAKO Logistics Group, Inc. (The “Parent Company”) desires to purchase all of the issued and outstanding limited liability company membership interests of the Company, pursuant to the terms and conditions of a Membership Interest Purchase Agreement dated as of March 22, 2005 (the “Acquisition Agreement”), and to continue the business of the Company after such acquisition (the “Acquisition”); and

WHEREAS, the Employee, prior to the Acquisition, was employed as the Executive Vice President of the Company; and

WHEREAS, the Acquisition Agreement provides for the Company’s continued employment of the Employee, and the entering into of this Employment Agreement by the Company and the Employee, as one of the conditions for the consummation of the Acquisition; and

WHEREAS, the Company desires to employ the services of the Employee and the Employee desires to provide his services to the Company and to accept employment by the Company on the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the mutual promises set forth in this Agreement, the parties agree as follows:

1.  Employment and Duties.

(a)  Employment; Duties. Subject to the terms and conditions hereinafter set forth, the Company hereby employs the Employee as the Company’s Chief Executive Officer, and the Employee shall have such duties and responsibilities assigned to him by the President of the Parent Company, and which are consistent with said position including, without limitation, those duties and responsibilities currently performed by the Employee. During the Term (as such term is defined hereafter), the Employee shall report to the Parent Company’s President, and Employee shall perform such other duties and responsibilities in accordance with the President’s instructions, which shall be consistent with his position as the Chief Executive Officer of the Company.

(b)  Term. Unless terminated earlier as provided for in Section 6 of this Agreement, this Agreement shall continue in effect until either party provides the other with at least twelve (12) months prior written notice of the termination of this Agreement (the “Term”).

2.  Service on the Board of Managers. During the Term, unless otherwise mutually agreed to by the Company and the Employee, the Employee shall serve as a manager on the Company’s Board of Managers.

3.  Employee’s Performance. Employee hereby accepts the employment contemplated by this Agreement. During the Term, Employee shall devote all of his business time and efforts to the performance of his duties under this Agreement, and shall perform such duties diligently, in good faith and in a manner consistent with the best interests of the Company.

4.  Compensation and Other Benefits.

(a)  Initial Bonus. On the commencement date of Employee’s employment with the Company, the Company shall pay to the Employee an initial bonus in the amount of Thirty-Eight Thousand Eight Hundred Fifty Dollars (US$38,850).

(b)  Salary. For his services to the Company during the Term, the Company also shall pay Employee a salary (“Salary”) at the rate of Two Hundred Thousand Dollars ($US200,000) per year. All installments of Salary shall be paid to the Employee on the Company’s regular payroll dates. As used in this Agreement, the term “Salary” shall mean the Salary in effect at the time of the relevant event. The Parent Company’s President, or Compensation Committee, if a Compensation Committee has been established, will review the Employees Salary at the end of each fiscal year, and may increase the Employee’s Salary at their sole discretion.

(c)  Additional Compensation. In addition to the Initial Bonus and Salary payable to the Employee, pursuant to the provisions of subsections 4(a) and 4(b) above, the Employee shall also be entitled to receive additional compensation hereunder (the “Profit Bonus”) equal to ten percent (10%) of the Company’s net earnings after payment of interest, but before the payment of taxes (“Net Earnings”), as determined by the Company’s independent accountants. The Profit Bonus will be payable only in the case that the company’s performance achieves the agreed performance budget for that year, as agreed between the Employee and the Parent Company’s President prior to that fiscal year. Any Profit Bonus payable to the Employee hereunder shall be determined based on the Company’s Net Earnings for each fiscal year of the Company, during the Term, and shall be paid to the Employee within ninety (90) days after the end of each fiscal year for which a Profit Bonus is payable, in cash, securities of the Company, or a combination of both, which determination shall be mutually agreed by the Employee and the Company. In the event that the Employee is not employed by the Company during the entire fiscal year for which any Profit Bonus is computed, such Profit Bonus shall be pro rated based on the period of the Employee’s employment during such fiscal year, and shall take in to account the agreed budget for that same period.

(d)  Issuance of shares in the Parent Company. Effective as of the date of this Agreement, the Employee shall be issued 200,000 ordinary shares in the Parent Company.

(e)  Other Benefits. In addition to any other compensation set forth herein, Employee shall receive the following benefits:

(i)  health insurance for the Employee and, to the extent permitted by the Company’s health insurer, members of his immediate family during the Term of this Agreement;

(ii)  the right to participate in any profit sharing plans, pension plans, stock option and other stock rights plans, as are made available to the Company’s other executive employees, as shall be determined in the sole discretion of the Company’s Board of Managers or Compensation Committee, if applicable;

(iii)  payment of all automobile expenses, including maintenance, insurance and fuel, upon the same terms as currently provided by the Company; and

(iv)  twenty (20) days of vacation each year; provided that it is within the President’s discretion whether or not to allow the Employee to take vacation on the dates requested, based upon the business requirements of the Company. The Employee may not normally take more than two (2) weeks of vacation between June 1st and September 30th of each year, and unused vacation time may not be carried forward to subsequent years.

(f)  Withholding. All forms of cash compensation referred to in this Agreement are subject to reduction to reflect applicable withholding and payroll taxes.

5.  Reimbursement of Expenses. The Company shall reimburse Employee for all expenses properly and reasonably incurred by Employee in connection with the performance of his services pursuant to this Agreement.

6.  Termination of Employment.

(a)  Death. The Employee’s employment hereunder shall terminate immediately upon the death of the Employee. Except for accrued but unpaid Salary payments and any Profit Bonus due for the period through the date of death, the Company shall have no further payment or other obligations to the Employee.

(b)  Disability. The Employee’s employment may be terminable by the Employee or the Company by not less than ten (10) days’ written notice in the event of Employee’s Disability. The term “Disability” shall mean any illness, disability or incapacity of the Employee which prevents him from substantially performing his regular duties for a period of three (3) consecutive months or six (6) months, even though not consecutive, in any twelve (12) month period. In addition, Disability shall also be deemed to have occurred if Employee shall have had appointed a guardian or conservator to preside over his affairs, or such appointment shall have been made by a court of competent jurisdiction. The determination of Employee’s “Disability” shall be made by an examining physician acceptable to the Company and the Employee. If the Company and the Employee cannot agree as to an acceptable physician or if the Employee is unable to select a physician, then a physician shall be designated by the American Arbitration Association in New York, New York. In the event of a termination of Employee’s employment as a result of his Disability, except for accrued but unpaid Salary payments and any Profit Bonus due for the period through the date of termination, the Company shall have no further payment or other obligations to the Employee.

(c)  Termination for Cause. The Company may terminate Employee’s employment immediately for Cause (as hereunder defined). The term “Cause” shall mean (i) Employee’s conviction of a crime (excluding minor traffic violations); (ii) gross negligence or willful misconduct of Employee in connection with his duties hereunder; (iii) the determination by any regulatory or judicial authority that Employee violated, before or after the date hereof, any law, any rule or regulation adopted thereunder relating to the operation of the Company; (iv) the consistent failure by Employee to perform his duties hereunder or follow the directives, orders or instructions of the Company’s Board of Managers; or (v) any determination by the Board of Managers that the Employee conducted any type of fraud or other behavior not reflecting positively on the Company. In the event of a termination for Cause, the Company shall have no payment obligations to Employee except for accrued but unpaid Salary payments and any Profit Bonus due for the period through the date of termination, the Company shall have no further payment or other obligations to the Employee.

(d)  Termination without Cause. Notwithstanding anything to the contrary contained in this Agreement, the Company may terminate the employment of the Employee hereunder, without Cause, by providing Employee with twelve (12) months prior written notice of such termination of employment. Upon termination of his employment, Company shall pay to Employee any accrued but unpaid Salary through the date of such termination. Furthermore, the Company shall also pay to the Employee, at the time set forth in subsection 4(c), any Profit Bonus due and payable to him with respect to the fiscal year in which his employment was terminated without Cause.

7.  Trade Secrets and Proprietary Information. Employee recognizes and acknowledges that the Company, through the expenditure of considerable time and money, has developed and will continue to develop information concerning customers, clients, marketing, products, services, business, research and development activities and operational methods of the Company and its customers or clients, contracts, financial or other data, technical data or any other confidential or proprietary information possessed, owned or used by the Company, the disclosure of which could or does have a material adverse effect on the Company, its business, any business it proposes to engage in, its operations, or financial condition and that the same are confidential and proprietary and considered “confidential information” of the Company for the purposes of this Agreement. In partial consideration of his employment, Employee agrees that he will not, without the consent of the Board of Managers of the Company make any disclosure of confidential information now or hereafter possessed by the Company, to any person, partnership, corporation or entity either during or after the term hereof, except to officers, managers, employees and consultants of the Company or its subsidiaries or affiliates and to others within or without the Company as the Employee may deem necessary in order to perform Employee’s services hereunder, and except as may be required pursuant to any court order, judgment or decision from any court of competent jurisdiction; provided, however, Employee shall give the Company immediate notice as to any such legal proceeding or process. The foregoing shall not apply to information which is in the public domain on the date hereof; which, after it is disclosed to Employee by the Company, is published or becomes part of the public domain through no fault of Employee; which is known to Employee prior to disclosure thereof to him by the Company, provided he obtained it from a source not bound by a confidentiality agreement with or confidentiality obligation to the Company, after Employee is no longer employed by the Company, which is thereafter disclosed to Employee in good faith by a third party which is not under any obligation of confidence or secrecy to the Company with respect to such information at the time of disclosure to him. For purposes solely of this Section 7 the term “Company” shall include the Company, its parent, its subsidiaries and affiliates.

8.  Covenant Not To Solicit. Except in the ordinary course of his duties hereunder, or in the furtherance of the business of the Company, during the period from the date of this Agreement until two (2) years following the date on which Employee’s employment hereunder is terminated for any reason or no reason, Employee will not, directly or indirectly:

(a)  persuade or attempt to persuade any person or entity which is or was a customer, client or supplier of the Company to cease doing business with the Company, or to reduce the amount of business it does with the Company;

(b)  solicit for himself or any other person or entity other than the Company the business of any person or entity which is a customer or client of the Company, or was a customer or client of the Company within two (2) years prior to the termination of his employment; or

(c)  persuade or attempt to persuade any employee of the Company, or any individual who was an employee of the Company during the one (1) year period prior to the lawful and proper termination of this Agreement, to leave the Company’s employ, or to become employed by any person or entity other than the Company.

9.  Covenant Not To Compete. Except in the ordinary course of his duties hereunder, or in the furtherance of the business of the Company, during the period from the date of this Agreement until one (1) year following the date on which Employee’s employment hereunder is terminated for any reason or no reason, Employee will not, directly or indirectly engage in any business in the United States whether as an officer, director, consultant, partner, guarantor, principal, agent, employee, advisor or in any manner, in a Competitive Business. For the purpose of this Section 9, “Competitive Business” shall mean any business engaged in logistics and/or freight forwarding.

10.  Enforceability and/or Modification of Restrictive Covenants. Employee acknowledges that the restrictive covenants (the “Restrictive Covenants”) contained in Sections 7, 8 and 9 of this Agreement are a condition of his employment and are reasonable and valid in geographical and temporal scope and in all other respects. If any court determines that any of the Restrictive Covenants, or any part of any of the Restrictive Covenants, is invalid or unenforceable, the remainder of the Restrictive Covenants and parts thereof shall not thereby be affected and shall remain in full force and effect, without regard to the invalid portion. If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable because of the geographic or temporal scope of such provision, such court shall have the power to reduce the geographic or temporal scope of such provision, as the case may be, and, in its reduced form, such provision shall then be enforceable.

11.  Injunctive Relief. Employee agrees that his violation of or notice to the Company of his intention to violate any of the provisions of Sections 7, 8 or 9 of this Agreement shall cause immediate and irreparable harm to the Company. In the event of any breach of or notice of intention to breach any of said provisions, Employee consents to the entry of preliminary and permanent injunctions by a court of competent jurisdiction prohibiting Employee from any violation or threatened violation of such provisions and compelling Employee to comply with such provisions. This Section 11 shall not affect or limit, and the injunctive relief provided in this Section 11 shall be in addition to, any other remedies available to the Company at law or in equity or in arbitration for any such violation by Employee.

12.  Miscellaneous.

(a)  Notices. Any notice, consent or communication required under the provisions of this Agreement shall be given in writing and sent or delivered by hand, overnight courier or messenger service, against a signed receipt or acknowledgment of receipt, or by registered or certified mail, return receipt requested, to the parties at their respective addresses set forth at the beginning of this Agreement with notice to the Company being sent to the attention of the individual who executed this Agreement on behalf of the Company. Either party may, by like notice, change the person, address or telecopier number to which notice is to be sent.

(b)   Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without regard to the conflicts of laws principles thereof. The parties hereto hereby irrevocably agree that any suit or proceeding arising directly and/or indirectly pursuant to or under this Agreement, shall be brought solely in a federal or state court located in the City, County and State of New York. By its execution hereof, the parties hereby covenant and irrevocably submit to the in personam jurisdiction of the federal and state courts located in the City, County and State of New York and agree that any process in any such action may be served upon any of them personally, or by certified mail or registered mail upon them or their agent, return receipt requested, with the same full force and effect as if personally served upon them in New York City. The parties hereto waive any claim that any such jurisdiction is not a convenient forum for any such suit or proceeding and any defense or lack of in personam jurisdiction with respect thereto. In the event of any such action or proceeding, the party prevailing therein shall be entitled to payment from the other party hereto of its reasonable counsel fees and disbursements in an amount judicially determined.

(c)  Severability. If any term, covenant or condition of this Agreement or the application thereof to any party or circumstance shall, to any extent, be determined to be invalid or unenforceable, the remainder of this Agreement, or the application of such term, covenant or condition to parties or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term, covenant or condition of this Agreement shall be valid and be enforced to the fullest extent permitted by law, and any court or arbitrator having jurisdiction may reduce the scope of any provision of this Agreement, including any geographic and temporal restrictions set forth in Sections 8 and 9 of this Agreement, so that it complies with applicable law.

(d)  Entire Agreement. This Agreement constitutes the entire agreement of the Company and Employee as to the subject matter hereof, superseding all prior written or prior contemporaneous or oral understandings, agreements and/or contracts, including any previous employment agreements, or understandings with respect to the subject matter covered in this Agreement. Any such prior understanding, agreements and/or contracts are hereby expressly and irrevocably deemed null and void and of no further force or effect. This Agreement may not be modified or amended, nor may any right be waived, except by a writing which expressly refers to this Agreement, states that it is intended to be a modification, amendment or waiver and is signed by both parties in the case of a modification or amendment or by the party granting the waiver. No course of conduct or dealing between the parties and no custom or trade usage shall be relied upon to vary the terms of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

(e)  Assignment. Except as specifically set forth in this Agreement, neither the Company nor the Employee shall have the right to assign or transfer any of its or his rights or obligations hereunder without the prior written consent of the other party; provided, however, that the Company may assign this Agreement to any subsidiary or affiliate of the Company or to any entity that is a successor business.

(f)  Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, executors, administrators and permitted assigns.

(g)  Waiver. No delay or omission to exercise any right, power or remedy accruing to either party hereto shall impair any such right, power or remedy or shall be construed to be a waiver of or an acquiescence to any breach hereof. No waiver of any breach hereof shall be deemed to be a waiver of any other breach hereof theretofore or thereafter occurring. Any waiver of any provision hereof shall be effective only to the extent specifically set forth in an applicable writing. All remedies afforded to either party under this Agreement, by law or otherwise, shall be cumulative and not alternative and shall not preclude assertion by such party of any other rights or the seeking of any other rights or remedies against any other party.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

KAY O’NEILL (USA) LLC

By:	/s/ Christopher Wood
Name: Christopher Wood Title: Manager Kay O’Neill (USA) LLC

EMPLOYEE:

By:	/s/ Stewart Brown
Stewart Brown